Exhibit 23.7
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Covanta Holding Corporation (formerly Danielson Holding Corporation) of our report dated March 15, 2005 relating to the financial statements of Covanta Ref-Fuel Holdings LLC (formerly Ref-Fuel Holdings LLC) and Subsidiaries as of December 31, 2004 and 2003, and for the year ended December 31, 2004, and the period from December 12, 2003 to December 31, 2003, which appears in the Current Report on Form 8-K of Covanta Holding Corporation dated April 7, 2005.
/s/ PricewaterhouseCoopers LLP
Florham Park, NJ
November 29, 2005